Exhibit 99.1

Naked Brand Group Announces Fourth Quarter and Fiscal Year Results

NEW YORK, April 27, 2017 – (BUSINESS WIRE) – Naked Brand Group Inc. (NASDAQ: NAKD) (“Naked” or the “Company”), an innovative fashion and lifestyle brand, today announced financial results for its fourth quarter and fiscal year ended January 31, 2017.

Fourth Quarter Results

For the fourth quarter of fiscal 2017, net sales increased by 21.9% to $0.55 million, compared to $0.45 million for the fourth quarter of fiscal 2016. The sales growth was driven primarily by increases in sales to specialty and retail accounts, as well as third-party eCommerce sites, in addition to sales of out of season and overstock inventory through the off-price sales channel.

Gross margin was 49.3% for the fourth quarter of fiscal 2017, compared to (39.0)% for the same period of fiscal 2016. The increase was primarily due to enhanced production efficiencies, as well as a product mix shift benefit. In the fourth quarter of fiscal 2016, gross profit was negatively impacted by a $0.3 million inventory write-down to reduce inventory to estimated net realizable values, which arose as a result of seasonality and product line changes.

For the fourth quarter of fiscal 2017, the Company’s operating loss was $2.6 million, compared to an operating loss of $3.2 million for the same period of fiscal 2016.

Net loss for the fourth quarter of fiscal 2017 was $2.6 million, or $0.42 per share, compared to a net loss of $10.6 million, or $2.94 per share, for the fourth quarter of fiscal 2016. The net loss for both fourth quarter of fiscal 2017 and fourth quarter of fiscal 2016 included $1.3 million in non-cash stock option compensation charges.

Full Fiscal Year Results

For the year ended January 31, 2017, net sales increased by 32.6% to $1.8 million, compared to $1.4 million for the year ended January 31, 2016. Gross margin was 20.5% for the fiscal year 2017, compared to 7.1% for the fiscal year 2016.

The net loss for fiscal year 2017 was $10.8 million, or $1.77 per share, compared to a net loss of $19.1 million, or $10.13 per share, for fiscal year 2016. The fiscal year 2017 net loss included $5.3 million in non-cash stock option compensation charges, compared to $5.6 million of non-cash stock option compensation charges in fiscal year 2016.

Balance Sheet Summary

Total cash and cash equivalents at January 31, 2017 were $0.9 million compared to $4.8 million at January 31, 2016. As previously disclosed in its Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on April 11, 2017, subsequent to fiscal year-end, the Company completed an “at-the-market” offering for gross proceeds of $5.5 million through the sale of 2,189,052 shares of the Company’s common stock at an average price of $2.51 per share.

The Company ended fiscal year 2017 with $2.2 million of inventory on hand compared to $0.9 million for the same period of fiscal 2016. The increase was the result of the procurement of additional collections, including the women’s intimates and Wade X Naked collections.

Events Subsequent to the Fourth Quarter

As previously disclosed in its Current Report on Form 8-K filed with the SEC on March 20, 2017, On March 17, 2017, the Company was informed by the Listing Qualifications Staff of the Nasdaq Stock Market that the Company had regained compliance with Nasdaq’s minimum stockholders’ equity listing requirement.

As previously disclosed in its Current Report on Form 8-K filed with the SEC on April 11, 2017, on April 10, 2017, the Company entered into Amendment No. 3 to the Letter of Intent with Bendon Limited for a proposed business combination. This most recent amendment includes $34 million in positive adjustments to the net debt target for the anticipated combined company’s balance sheet at the close of the transaction, with total net debt of approximately $13 million compared to the previously contemplated total net debt of approximately $51 million.

About Naked Brand Group Inc.:

Naked was founded on one basic desire--to create a new standard for how products worn close to the skin fit, feel, and function. Naked's women's and men's collections are available at www.wearnaked.com, and Naked has a growing retail footprint for its innovative and luxurious innerwear products in some of the leading online and department stores in North America including Nordstrom, Bloomingdale's, Dillard's, Soma, Saks Fifth Avenue, Amazon.com, BareNecessities.com, and more. In 2014, renowned designer and sleepwear pioneer Carole Hochman joined Naked as Chief Executive Officer, Chief Creative Officer, and Chairwoman with the goal of growing Naked into a global lifestyle brand. In June 2015, Naked announced a strategic partnership with NBA Miami HEAT (now Chicago Bulls) star Dwyane Wade. The 3-time NBA Champion, 11-time All Star, and Olympic Gold Medalist joined Naked's Advisory Board, and is the Creative Director for a signature collection of men's innerwear which launched in 2016. Naked is headquartered in New York City and plans to expand in the future into other apparel and product categories that can exemplify the mission of the brand, such as activewear, swimwear, sportswear and more. http://www.nakedbrands.com/

Additional Information and Where to Find It

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This communication does not constitute the solicitation of any vote or approval. The proposed business combination (the “Business Combination”) will be submitted to the stockholders of the Company for their consideration. In connection therewith, the to be formed Australian holding company (“NewCo”), Bendon Limited (“Bendon”) and the Company intend to file relevant materials with the SEC, including a Registration Statement on Form F-4 to be filed by NewCo that will include a proxy statement of Naked that also constitutes a prospectus of NewCo and a definitive proxy statement/prospectus (when they become available) will be sent to Naked stockholders. Such documents are not currently available. Before making any voting or investment decision with respect to the Business Combination, investors and security holders of the Company are urged to read the definitive proxy statement/prospectus and the other relevant materials filed or to be filed with the SEC carefully and in their entirety when they become available because they will contain important information about NewCo, the Company, Bendon and the proposed Business Combination. The definitive proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by NewCo or the Company with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov. In addition, investors and security holders of the Company may obtain free copies of the documents filed with the SEC by the Company by directing a written request to: Naked Brand Group Inc., 95 Madison Avenue, 10th Floor, New York, New York 10016, Attention: Investor Relations.

Participants in the Solicitation

Naked and its directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Naked in connection with the proposed Business Combination. Information regarding the participants in the proxy solicitation of the stockholders of Naked and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement/prospectus regarding the proposed Business Combination and other relevant materials to be filed with the SEC by Naked when they become available. Additional information regarding the directors and executive officers of Naked is also included in Naked’s Annual Report on Form 10-K for the year ended January 31, 2017. This document is available free of charge at the SEC’s web site (www.sec.gov) and from Investor Relations at Naked at the address described above.

Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this communication, other than purely historical information, including estimates, projections and statements relating to the Company’s or Bendon’s business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in or incorporated by reference into this communication regarding strategy, future operations, future transactions, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements regarding the structure, timing and completion of the proposed Business Combination, the transactions contemplated thereby or any other actions to be taken in connection therewith; the Company’s continued listing on the NASDAQ Capital Market until closing of the proposed Business Combination; the Company’s continued compliance with the minimum shareholders’ equity requirements at the time of the Company’s next periodic report; NewCo’s anticipated listing on the NASDAQ Capital Market upon closing of the proposed Business Combination; expectations regarding the capitalization, resources and ownership structure of the combined company; the adequacy of the combined company’s capital to support its future operations; the Company’s and Bendon’s plans, objectives, expectations and intentions; the nature, strategy and focus of the combined company; the executive and board structure of the combined company; and expectations regarding voting by the Company’s stockholders. Naked and/or Bendon may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, risks and uncertainties associated with stockholder approval of and the ability to consummate the proposed Business Combination through the process being conducted by the Company, NewCo and Bendon, the ability of the Company, NewCo and Bendon to enter into a definitive agreement and consummate such transaction, the risk that one or more of the conditions to closing of the Business Combination may not be satisfied, including, without limitation, the effectiveness of the registration statement to be filed with the SEC or the listing of NewCo’s ordinary shares on the NASDAQ Capital Market, the lack of a public market for ordinary shares of NewCo and the possibility that a market for such shares may not develop, the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources of the combined company to meet its business objectives and operational requirements, the ability to realize the expected synergies or savings from the proposed Business Combination in the amounts or in the timeframe anticipated, the risk that competing offers or acquisition proposals will be made, the ability to integrate the Company’s and Bendon’s businesses in a timely and cost-efficient manner, the inherent uncertainty associated with financial projections, and the potential impact of the announcement or closing of the proposed Business Combination on customer, supplier, employee and other relationships. Caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. the Company’s disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

ICR
Naked Brand Group
Alecia Pulman/Brittany Fraser, 203-682-8200
NakedBrandsPR@icrinc.com
or
Investor Relations:
Jean Fontana/Megan Crudele, 646-277-1200
Jean.fontana@icrinc.com

Source: Naked Brand Group Inc.

Naked Brand Group Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended January 31,		Twelve months ended January 31,
	2017	2016	2017	2016

Net sales	$549.9	$451.3	$1,842.1	$1,389.4

Cost of sales	278.9	627.1	1,464.7	1,291.2

Gross profit	271.1	(175.9)	377.4	98.2

Operating Expenses
General and administrative expenses	2,839.9	3,056.7	11,076.4	11,727.0
Foreign exchange	(0.2)	8.5	1.8	9.2

Total operating expenses	2,839.7	3,065.2	11,078.1	11,736.2

Operating loss	(2,568.7)	(3,241.1)	(10,700.7)	(11,638.0)

Other income (expense)
Interest expense	(25.6)	(384.1)	(81.8)	(878.9)
Accretion of debt discounts and finance charges	0.2	(6,955.1)	(16.0)	(7,255.3)
Fair value mark-to-market adjustments	0.0	0.0	0.0	708.9

Total other expense	(25.4)	(7,339.2)	(97.8)	(7,425.4)

Net loss for the period	$(2,594.0)	$(10,580.3)	$(10,798.5)	$(19,063.4)

Net loss per share
Basic	$(0.42)	$(2.94)	$(1.77)	$(10.13)
Diluted	$(0.42)	$(2.94)	$(1.77)	$(10.13)

Weighted average shares outstanding
Basic	6,152.9	3,593.2	6,092.7	1,881.9
Diluted	6,152.9	3,593.2	6,092.7	1,881.9

Naked Brand Group Inc.

Consolidated Balance Sheets

(In thousands)

	2017	2016

ASSETS
Current assets
Cash	$879.0	$4,781.0
Accounts receivable, net of allowances of $29,668 (January 31, 2016: $34,398)	-	127.4
Inventory, net of allowances of $375,784 (January 31, 2016: $390,000)	2,228.8	921.4
Prepaid expenses and deposits	496.7	956.8
Total current assets	3,604.5	6,786.7

Equipment, net	-	13.2
Intangible assets, net	80.9	73.1

TOTAL ASSETS	$3,685.4	$6,873.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,761.4	$993.4
Interest payable	7.3	6.0
Factored line of credit	302.8	527.7
Promissory note payable	256.5	3.5
Convertible promissory notes	-	584.9
Total current liabilities	2,327.9	2,115.5
Deferred compensation	37.0	170.4

TOTAL LIABILITIES	2,364.9	2,285.9

STOCKHOLDERS' EQUITY
Common stock
Authorized
2,000,000 shares of blank check preferred stock, no par value
18,000,000 shares of common stock, par value $0.001 per share
(2016: 11,250,000 common shares, par value $0.001 per share)
Issued and outstanding
6,560,964 shares of common stock (2016: 6,069,982)	6.6	6.1
Common stock to be issued	1,670.0	15.0
Accumulated paid-in capital	56,829.8	50,953.3
Accumulated deficit	(57,179.6)	(46,381.1)
Accumulated other comprehensive loss	(6.2)	(6.2)

Total stockholders' equity	1,320.5	4,587.1

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,685.4	$6,873.0